Exhibit 10.17

November 2, 2020

Janet Napolitano
Via email:

Re:    Zoom Video Communications, Inc. Board of Directors Dear Ms. Napolitano:
I am very pleased to invite you to join the Board of Directors (the “Board”) of Zoom Video Communications, Inc. (“Zoom” or the “Company”). We believe that you will be a great addition to the Board.

As a Board member, you will participate in regularly scheduled and special Board meetings, which are expected to occur periodically during the year, meet or otherwise periodically confer with Zoom executives on an active and regular basis as requested by the Chairman of the Board, assess strategic risk exposure, and provide assistance and advisory services to Zoom’s executive team with occasional meetings, reference calls and advice on an as-needed basis. So long as you are serving on the Board, Zoom will reimburse you for your reasonable out-of-pocket expenses incurred in attending meetings of the Board, so long as you provide Zoom with appropriate receipts or other relevant documentation. You would not be an employee of Zoom and would have no authority to obligate Zoom by contract or otherwise. You will not be eligible for any employee benefits, nor will Zoom make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

Your election to the Board is as a Class III director for an initial term ending on the date of the 2022 annual meeting of stockholders (the “Annual Meeting”).

You will be eligible to receive cash and equity compensation pursuant to Zoom’s Non-Employee Director Compensation Policy, as amended from time to time (the “Policy”). Under such Policy as currently in effect, as a member of the Board, you will receive an annual retainer of $30,000. If you serve on any committees of the Board, you will receive an additional annual retainer. Any committees that you will be joining will be determined on a later date.

Subject to the terms and conditions of the Policy, you will also be eligible to receive a restricted stock unit grant upon your initial election to the Board and a restricted stock unit grant on the date of the Annual Meeting, assuming you are re-elected to serve on the Board at such time.

In your capacity as a director of Zoom, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided by Zoom. You acknowledge that as a result of your service as a director you will obtain confidential information relating to or provided by Zoom and its affiliates. During and after your service with Zoom, you will not use for your benefit or disclose confidential information, knowledge or data relating to or provided by Zoom and its affiliates. You will be entitled to indemnification for your services as a Board member in accordance with Zoom’s standard form of indemnification agreement, which is attached to this letter, and Zoom’s charter documents.

This letter, along with the indemnification agreement and restricted stock unit documentation referred to herein, constitutes the entire agreement between you and Zoom. This agreement supersedes

Exhibit 10.17

any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in a writing signed by a duly authorized officer of Zoom.

To accept this offer, please sign and return one copy of this letter to us by November 2, 2020.

Ms. Napolitano, we believe you will be a tremendous addition to the Board and I am excited to work with you.
Sincerely,

Zoom Video Communications, Inc.

/S/ Eric Yuan
Eric Yuan, Chairman & CEO
Accepted and Agreed:

/S/ Janet Napolitano
Janet Napolitano

Date: Oct. 31, 2020